Exhibit 99.1 Corporate Headquarters 100 Motor Parkway, Suite 160 Hauppauge, NY 11788-5138 Direct Dial: 631-360-9304 Direct Fax: 631-360-9380 brock@bankofsmithtown.net

PRESS RELEASE

Release Date: July 25, 2007

Contact: Ms. Judith Barber	News Contact:	Peter Hamilton
Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

Net Income Up 8.79%

Core Deposits Increasing at 37.77%
Pace So Far This Year

Net Interest Margin
Up 7 Basis Points

Smithtown, NY, July 25, 2007 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the second quarter of 2007 of $3,675,798, or $.38 per share. These basic earnings per share reflect a 5.56% increase over the second quarter of last year, and an 8.57% increase over the first quarter of this year. Net income increased by 8.79% on a linked-quarter basis. Basic earnings per share for the last twelve months now stand at $1.48.

Return on average equity for the last twelve months is 21.31%. The average ROE for a national peer group of 345 banks is 11.71%. The Company’s return on average assets for the last twelve months is 1.39%, while the peer group’s average ROA is 1.15%.

In an effort to control interest expense, the Company’s management decided to allow some of the higher-priced, more rate-sensitive certificates of deposit and other funds to leave the Bank. As a result, certificates of deposit were down by $11.7 million during the second quarter and total deposits (including CD’s) were down by $10.7 million, or 1.12%. So far this year, total deposits have increased by $51.3 million, or 11.5% on an annualized basis. As a result of the Company’s strategy to shift toward core deposits and away from higher-priced CD’s, and as a further result of core deposit collection at the Bank’s newer branches, core deposits have grown by $86.8 million during the first six months, an increase of 37.77% on an annualized basis.

Loans grew by $29.4 million during the second quarter to $919.9 million at the end of the period. So far this year, loans have increased by $70.7 million, or 16.65% on an annualized basis. The Company’s Chairman, President & CEO, Bradley Rock, commented: “Despite a slowing of activity in some of our lending markets, such as Nassau County and western Suffolk County, activity in other markets, such as New York City and eastern Suffolk County, remained strong.” Overall, the Bank closed and funded $105.7 million of loans during the second quarter of 2007, the highest such figure in the Bank’s 98-year history. However, loan payoffs during the second quarter were $77.3 million, which is also the highest such figure the Bank has ever experienced.

Mr. Rock commented: “The continued strength of the real estate markets in New York City and eastern Suffolk produced three results for us during the second quarter. First, as more properties sold, an increased number of our mortgage loans were paid off. Second, as buyers continued strong interest and developers began new projects, we approved and funded more loans than ever before. But, finally, as real estate activity has increased in those markets, the time between approval and closing keeps increasing while parties wait for municipal approvals, title work and other conditions to be fulfilled. As a result, our ‘pipeline’ of approved but unfunded commitments at June 30, 2007, was $126.1 million, the largest it has ever been.” In contrast, the loan pipeline at last December 31st was $65 million, and at March 31st it was $88 million. Mr. Rock added: “As these currently unfunded loan commitments close over the course of the next six months, we expect net loan growth to increase.”

Asset quality remained strong. Nonperforming loans were less than .05% of total loans at the end of the quarter. Loans 30-89 days past due were less than $8,000, or less than .001% of the total portfolio. With respect to the single ORE property owned by the Bank, the Bank has received multiple offers for the property, although no contract has been entered into yet.

The net interest margin for the quarter increased by 7 basis points to 4.11%.

The efficiency ratio improved during the second quarter by 160 basis points to 53.34%. “Noninterest expenses continued to be somewhat higher than we are used to,” said Mr. Rock, “because of our recent computer conversion, new branch expenses and increased regulatory costs. Nonetheless, we seem to be gradually absorbing those costs as we expected.” The average efficiency ratio for peer group banks is 59.69%.

Mr. Rock summarized: “We continue to believe that early 2007 for us has been much like early 2005, when we decided to invest in a new corporate headquarters to accommodate the future growth of our company. So far this year, we have made a number of similar investments that we think are necessary, but which we believe will pay dividends in the future as we continue our consistent growth of deposits, loans and earnings.”

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

Consolidated Balance Sheets

	As of
	June 30, 2007	June 30, 2006
ASSETS
Cash and due from banks	$12,738	$12,718
Federal funds sold	8,951	8,547
Total cash and cash equivalents	21,689	21,265

Investment securities:
Available for sale:
Obligations of U.S. treasury	-	6,956
Obligations of U.S. government agencies	60,764	93,612
Mortgage - backed securities	2,341	3,806
Obligations of state and political subdivisions	7,075	11,774
Other securities	7,084	1,999
Total securities available for sale	77,264	118,147
Held to maturity:
Mortgage - backed securities	22	62
Obligations of state and political subdivisions	203	309
Total securities held to maturity (estimated fair value	225	371
$226 in 2007 and $373 in 2006)
Total investment securities	77,489	118,518

Restricted securities	2,910	4,159

Loans	919,945	786,413
Less: allowance for loan losses	7,699	7,073
Loans, net	912,246	779,340

Bank premises and equipment	21,703	18,915

Other assets
Cash value of bank-owned life insurance	18,574	17,893
Goodwill	2,077	481
Intangible assets	1,351	2,357
Other real estate owned	6,972	-
Other	18,051	13,258
Total other assets	47,025	33,989

Total assets	$1,083,062	$976,186

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$101,984	$101,274
Money market	352,598	247,967
NOW	38,051	35,259
Savings	53,856	46,391
Time	397,124	397,343
Total deposits	943,613	828,234

Dividends payable	392	355
Other borrowings	38,605	62,000
Subordinated debt	18,217	18,217
Other liabilities	8,764	6,303
Total liabilities	1,009,591	915,109

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at June 30, 2007	119	108
and 2006; 11,852,497 shares issued, 9,800,633 shares outstanding at June 30,
2007; 11,826,013 shares issued, 9,774,148 shares outstanding at June 30, 2006)
Additional paid in capital	4,345	3,994
Retained earnings	79,352	68,037
Accumulated other comprehensive loss	(283)	(1,000)
	83,533	71,139
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	73,471	61,077

Total liabilities and stockholders' equity	$1,083,062	$976,186

Consoidated Statements of Income

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income
Loans	$18,380	$15,210	$36,093	$28,923
Federal funds sold	198	69	509	222
Investment securities:
Taxable:
Obligations of U.S. treasury	-	62	-	123
Obligations of U.S. government agencies	744	1,082	1,603	1,935
Mortgage - backed securities	33	45	70	103
Other securities	88	22	136	44
Subtotal	865	1,211	1,809	2,205
Exempt from federal income taxes:
Obligations of state & political subdivisions	71	118	150	243
Other interest income	53	58	112	105
Total interest income	19,567	16,666	38,673	31,698

Interest expense
Money market accounts (including savings)	3,923	2,165	7,458	4,045
Time deposits of $100,000 or more	1,864	2,167	3,823	3,428
Other time deposits	2,781	1,721	5,716	3,779
Other borrowings	409	677	793	1,393
Subordinated debt	344	338	688	548
Total interest expense	9,321	7,068	18,478	13,193
Net interest income	10,246	9,598	20,195	18,505
Provision for loan losses	300	500	700	1,100
Net interest income after provision for loan losses	9,946	9,098	19,495	17,405

Noninterest income
Trust and investment services	237	141	396	353
Service charges on deposit accounts	468	472	895	975
Revenues from insurance agency	884	943	1,787	1,964
Net loss on sales of investment securities	-	-	-	(11)
Increase in cash value of bank owned life insurance	189	161	419	318
Other income	432	594	939	1,096
Total noninterest income	2,210	2,311	4,436	4,695

Noninterest expense
Salaries	2,977	2,797	5,969	5,447
Pension and other employee benefits	736	605	1,476	1,239
Net occupancy expense of bank premises	1,013	858	2,033	1,731
Furniture and equipment expense	672	495	1,317	1,033
Amortization of intangible assets	120	137	240	383
Other expense	1,099	1,150	2,227	2,192
Total noninterest expense	6,617	6,042	13,262	12,025
Income before income taxes	5,539	5,367	10,669	10,075
Provision for income taxes	1,863	1,822	3,614	3,452
Net income	$3,676	$3,545	$7,055	$6,623

Earnings per share
Basic earnings per share	$0.38	$0.36	$0.73	$0.68
Diluted earnings per share	$0.38	$0.36	$0.73	$0.68

Cash dividends declared	$0.04	$0.04	$0.08	$0.08
Weighted average common shares outstanding	9,768,794	9,753,581	9,767,779	9,752,992
Weighted average common equivalent shares	9,771,572	9,756,486	9,770,758	9,754,879

Comprehensive income	$3,566	$3,241	$7,103	$6,224

SELECTED FINANCIAL DATA
(in thousands, except per share data)

	For the Three Months Ended
	June 30, 2007	June 30, 2006

Basic earnings per share (1)	$0.38	$0.36
Diluted earnings per share (1)	0.38	0.36

Assets	$1,083,062	$976,186
Loans	919,944	786,413
Deposits	943,613	828,234

Return on Average Equity	20.43	23.71
Cash Return on Average Equity (2)	20.87	24.63
Return on Average Tangible Equity (3)	21.45	24.95
Cash Return on Average Tangible Equity (4)	21.91	25.92

Return on Average Assets	1.38	1.49
Cash Return on Average Assets (2)	1.41	1.55
Return on Average Tangible Assets (3)	1.38	1.49
Cash Return on Average Tangible Assets (4)	1.41	1.55

Net Interest Margin	4.11	4.31

Efficiency	53.34	50.85
Efficiency - Cash Basis	52.40	47.56

(1) Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16, 2007 and payable on April 2, 2007.
(2) Excludes amortization of intangibles
(3) Excludes intangible assets
(4) Excludes amortization of intangibles and intangible assets